Exhibit 99.1

JCPenney Announces Departure of Chief Financial Officer

SVP Finance Jerry Murray to Serve as Interim CFO

PLANO, Texas - (Sept. 27, 2018) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Jeffrey Davis has informed the Company that he is resigning from his position as executive vice president and chief financial officer effective Oct. 1 to pursue another opportunity. Jerry Murray, senior vice president of finance, will assume the position of interim chief financial officer, reporting directly to the Office of the CEO.

“On behalf of our board and leadership team, I want to thank Jeff for his service to JCPenney,” said Ronald W. Tysoe, chairman of the JCPenney board. “His leadership has been instrumental as both the Company’s chief financial officer and as a member of the Office of the CEO. We wish him much success in his future endeavors, and we thank Jerry for stepping in to assume this leadership role.”

Murray joined the Company in Feb. 2016 after serving as chief financial officer for Valassis, a multimedia marketing firm. As interim CFO, he will report into the Office of the CEO members Therace Risch, chief information and digital officer, and Mike Robbins, executive vice president of private brands and supply chain. The Company will commence a formal search for Davis’ successor, reviewing both internal and external candidates.

“I am grateful for my time with the Company, leading some of the most talented teams in retail during a time of transition. I have every confidence that JCPenney has the experience and determination to persevere and strengthen its position as one of America’s leading retailers,” said Davis.

To download a copy of this news release, as well as executive headshots, please visit https://www.jcpnewsroom.com/news-releases/2018/0927_announces_departure_of_chief_financial_officer.html

JCPenney Corporate Communications & Public Relations:
(972) 431-3400 or jcpnews@jcp.com
Follow @jcpnews on Twitter for the latest announcements and Company information.

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

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